Exhibit 10.19

EXTERRAN CORPORATION DEFERRED COMPENSATION PLAN

EXTERRAN CORPORATION DEFERRED COMPENSATION PLAN

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1.32	Separation from Service	4
1.33	Trust	4
1.34	Trust Agreement	4
1.35	Trust Fund	4
1.36	Trustee	4
1.37	Unforeseeable Emergency	4
1.38	Valuation Date	5

ARTICLE II ELIGIBLITY AND PARTICIPATION		6

2.1	Eligibility	6
2.2	Procedure for Participation	6
2.3	Cessation of Active Participation	6

ARTICLE III PARTICIPANT ACCOUNTS; DEFERRALS AND CREDITING		7

3.1	Participant Accounts	7
3.2	Deferrals of Base Salary	8
3.3	Deferrals of Bonus	8
3.4	Procedure for Elections	8
3.5	Company Restorative Contributions	9
3.6	Company Discretionary Contributions	9
3.7	Debiting of Distributions	10
3.8	Crediting of Earnings, Gains, and Losses	10
3.9	Value of Account	10
3.10	Notice to Participants of Account Balances	10
3.11	Good Faith Valuation Binding	10

ARTICLE IV INVESTMENT FUNDS		11

4.1	Selection by Committee	11
4.2	Participant Direction of Deemed Investments	11

ARTICLE V VESTING AND DISTRIBUTION OF ACCOUNT BALANCES		13

5.1	Vesting	13
5.2	Election of Time and Form of Distributions	13
5.3	Time of Distribution Upon Distribution Events	14
5.4	Time and Form of Distribution of Company Discretionary Contributions	15
5.5	Subsequent Election as to Time and Form of Distribution	15
5.6	Distributions on Account of Unforeseeable Emergency	15
5.7	Beneficiary Designation and Death Benefits	15
5.8	Taxes	16
5.9	Errors and Omissions in Accounts	16
5.10	Acceleration of Benefits	16

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ARTICLE VI CLAIMS		17

6.1	Claims	17
6.2	Arbitration	18

ARTICLE VII SOURCE OF FUNDS; TRUST		19

7.1	Source of Funds	19
7.2	Trust	19

ARTICLE VIII ADMINISTRATIVE COMMITTEE		20

8.1	Action	20
8.2	Rights and Duties	20
8.3	Compensation, Indemnity, and Liability	20
8.4	Designation of Participating Companies	21

ARTICLE IX AMENDMENT AND TERMINATION		22

9.1	Amendments	22
9.2	Termination of the Plan	22

ARTICLE X MISCELLANEOUS		23

10.1	Taxation	23
10.2	No Employment Contract	23
10.3	Headings	23
10.4	Gender and Number	23
10.5	Successors	23
10.6	Assignment of Benefits	23
10.7	Entire Plan	23
10.8	Legally Incompetent	23
10.9	Notice	24
10.10	Governing Law	24

APPENDIX A		A-1

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EXTERRAN CORPORATION DEFERRED COMPENSATION PLAN

Effective as of the Effective Date, the Company hereby adopts this Plan.

BACKGROUND AND PURPOSE

A.            Background.  Effective as of the Effective Date, deferred Compensation and employer matching contributions to the Predecessor Plan (including such contributions previously transferred to the Predecessor Plan from any other nonqualified deferred compensation plan) that were earned or vested by Participants as of such date, along with all earnings, gains and losses attributable thereto, were separated and transferred from the Predecessor Plan into the Plan, with such deferred Compensation and employer matching contributions to be maintained and distributed from this Plan in accordance with the terms hereof.  No Participant shall be entitled to any benefit from the Predecessor Plan from and after the Effective Date, and any claim relating to the Predecessor Plan (including with respect to periods prior to the Effective Date) by any Participant must be made under this Plan.  Subject to Section 3.4(c), a Participant’s deferral election in effect under the Predecessor Plan as of the Effective Date shall carry over and apply to the Plan as a Deferral Election for the remainder of the Plan Year containing the Effective Date.

B.            Purpose.  The Company desires to provide eligible Participants with an opportunity to maximize savings benefits by (i)  allowing eligible Participants to defer Compensation, including Compensation in excess of the applicable limit under Code section 401(a)(17), and (ii) providing an employer matching contribution, including a restorative contribution to make up for limitations on matching contributions to the Savings Plan under the Code, thereby providing greater incentives to such employees to remain in service with the Participating Companies and maintain the highest standards of performance.

C.            Type of Plan.  The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees.  The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when capitalized, shall have the meanings set forth below unless a different meaning plainly is required by the context.

1.1          Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.  Separate sub-accounts may be maintained within each Account as deemed necessary by the Committee, including, but not limited to, Base Salary Deferral Accounts, Bonus Deferral Accounts, Company Restorative Contribution Accounts and Company Discretionary Contribution Accounts.

1.2          Affiliate shall mean (i) any corporation or other entity that is required to be aggregated with the Company under Code section 414(b), (c), (m) or (o), and (ii) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

1.3          Base Salary shall mean the Participant’s base salary or wages paid to him by a Participating Company for a Plan Year (before any Deferral Contributions or Elective Deferrals).  The Base Salary of a Participant as reflected on the books and records of the Participating Company shall be conclusive.

1.4          Beneficiary shall mean such natural person or persons or the trustee of an inter vivos trust for the benefit of natural persons entitled to benefits hereunder following a Participant’s death.

1.5          Bonus shall mean the annual cash bonus (if any) paid to a Participant under a Participating Company’s annual short-term bonus or incentive plan or program for a Plan Year and, if designated by the Committee in its sole discretion prior to a Plan Year, regular commissions paid to a Participant by a Participating Company for such Plan Year (before any Deferral Contributions or Elective Deferrals); provided, however, the term “Bonus” shall not include any other bonuses paid to the Participant, including, but not limited to, sign-on, retention, other special or discretionary bonuses, or non-regular types of commissions paid to the Participant.

1.6          Business Day shall mean any day other than a Saturday, Sunday, or other day on which the New York Stock Exchange is closed for business.

1.7          Code shall mean the Internal Revenue Code of 1986, as amended.

1.8          Committee shall mean the Compensation Committee of the Board of Directors of Parent or such other committee appointed by Parent to act as administrator of the Plan and to perform the duties described in Article VIII.

1.9          Company shall mean Exterran Energy Solutions, L.P. and its successors.

1.10        Company Discretionary Contributions shall mean the contribution made by the applicable Participating Company to a Participant in such amount and as subject to such vesting requirements as described in Section 3.6.

1.11        Company Restorative Contributions shall mean the contribution made by the applicable Participating Company to a Participant as described in Section 3.5.

1.12        Compensation shall mean a Participant’s Base Salary and Bonus for a Plan Year.

1.13        Deferral Contributions shall mean, for each Plan Year, that portion of a Participant’s Base Salary and/or Bonus deferred under the Plan pursuant to Sections 3.2 and 3.3.

1.14        Deferral Election shall mean a written, electronic, or other form of election permitted by the Committee pursuant to which a Participant may elect to defer a portion of his Base Salary and/or Bonus under the Plan.

1.15        Disability or Disabled shall mean a physical or mental impairment that (i) entitles a Participant to benefits under the Company’s long-term disability plan and (ii) qualifies as a “Disability” under Section 409A(a)(2)(C), as determined by the Committee, in its sole discretion, but consistent with Treasury regulation § 1.409A-3(i)(4) (or any successor regulations or guidance thereto).

1.16        Effective Date shall mean November 1, 2015.

1.17        Elective Deferrals shall mean, for each Plan Year, a Participant’s elective deferrals to the Savings Plan.

1.18        Eligible Employee shall mean, for a Plan Year, an employee of a Participating Company who (i) is a U.S. citizen (including an expatriate) or U.S. resident, (ii) is within a select group of key management or highly compensated employees and (iii) is selected for participation in the Plan by the Committee.

1.19        ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.20        Installment Payments shall mean a series of individual payments made annually over a period of years elected by a Participant pursuant to Section 5.3, with each such payment equal to the amount resulting from the multiplication of the Participant’s Account balance by a fraction, the numerator of which is “1” and the denominator of which is the number of years remaining in the period (for example, if the period is 10 years, then the Installment Payment in year one is equal to the Account balance multiplied by 1/10; in year two, the Account balance multiplied by 1/9; and so forth such that in year 10, the entire remaining Account balance is paid to the Participant (i.e., Account balance multiplied by 1/1)).

1.21        Investment Election shall mean an election, made in such form as the Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.

1.22        Investment Funds shall mean the investment funds selected from time to time by the Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.  In the absence of such Committee selection, the investment funds shall be the same as those held under the Savings Plan.

1.23        Parent shall mean Exterran Corporation or any successor.

1.24        Participant shall mean any person who participates in the Plan pursuant to the provisions of Article II, or who otherwise has an Account under the Plan.

1.25        Participating Company shall mean the Company and its Affiliates that are designated by the Committee as Participating Companies as described in Section 8.4 and set forth on Appendix A of the Plan.

1.26        Plan shall mean the Exterran Corporation Deferred Compensation Plan, as contained herein, and all amendments hereto.

1.27        Plan Year shall mean the 12-month period ending on December 31 of each year.

1.28        Predecessor Plan shall mean the Archrock Deferred Compensation Plan as in effect as of the Effective Date.

1.29        Recordkeeper shall mean Prudential Retirement Insurance and Annuity Company, or such other party or parties so designated from time to time by the Committee.

1.30        Savings Plan shall mean the Exterran 401(k) Plan, as amended from time to time.

1.31        Section 409A shall mean section 409A of the Code.

1.32        Separation from Service shall mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and Treasury regulation § 1.409A-1(h) (or any successor regulations or guidance thereto), including separation due to death.

1.33        Trust shall mean the trust established pursuant to the Trust Agreement.

1.34        Trust Agreement shall mean that certain Trust Agreement between Parent and the Trustee, as amended from time to time, providing for the administration and investment of the Trust Fund.

1.35        Trust Fund shall mean the fund established under the Trust Agreement for purposes of allocating funds to satisfy obligations arising under the Plan.

1.36        Trustee shall mean the trustee in effect under the Trust Agreement.

1.37        Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse,

the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, however,  that the event meets the definition of “unforeseeable emergency”  under Section 409A(a)(2)(B)(ii) and Treasury regulation § 1.409A-3(i)(3)(i) (or any successor regulations or guidance thereto).

1.38        Valuation Date shall mean each Business Day; provided, however, that the value of an Account on a day other than a Business Day shall be the value determined for the immediately preceding Business Day.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1          Eligibility.

(a)           Annual Participation.  An Eligible Employee’s participation shall become effective as of the first day of the Plan Year, provided he satisfies the procedures for participation in the Plan described in Section 2.2, or is otherwise eligible for a Company Restoration Contribution under Section 3.5.  Employees whose benefits under the Predecessor Plan were transferred to the Plan shall be Participants with respect to such benefits.

(b)           Interim Plan Year Participation.  Each individual who becomes employed with a Participating Company during the Plan Year and who is designated as an Eligible Employee shall be eligible to participate in the Plan for a portion of such Plan Year by electing to make Deferral Contributions, provided, however, that such individual is not otherwise eligible for, or a participant in, a “plan” which is aggregated with this Plan for purposes of Section 409A.  Such individual’s participation shall become effective as soon as administratively practicable after the date he satisfies the procedures for participation in the Plan described in Section 2.2.  Such procedures must be satisfied within 30 days following the date he becomes an Eligible Employee.

2.2          Procedure for Participation.  Each Participant shall complete such forms and provide such data in a timely manner as required by the Committee.  Such forms and data may include, without limitation, a Deferral Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation in accordance with the terms of the Plan of a Beneficiary to receive any death benefits payable hereunder.  A Participant must timely submit a new Deferral Election for each Plan Year for which the Participant elects to make Deferral Contributions.  The Deferral Election of a Participant who is an Eligible Employee for a portion of a Plan Year (pursuant to Section 2.1(b)) shall be effective only with respect to Compensation paid for services to be performed after the Deferral Election is made.

2.3          Cessation of Active Participation.  Unless otherwise designated by the Committee, in its sole discretion, each Participant who ceases to be an active employee of a Participating Company shall cease to be eligible to receive or make any contributions under the Plan as of such cessation of employment date.  The Committee may remove an employee from active Participant status for any subsequent Plan Year at any time prior to the first day of such Plan Year.  If a Participant’s active participation in the Plan ends, such Participant shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences participation in the Plan.  During the period of time that a person is an inactive Participant in the Plan, his Account shall continue to be credited with earnings, gains, and losses as provided in Section 3.8.

ARTICLE III

PARTICIPANT ACCOUNTS; DEFERRALS AND CREDITING

3.1          Participant Accounts.

(a)           Establishment of Accounts.  The Committee shall establish and maintain an Account on behalf of each Participant.  To the extent provided herein, each Participant’s Account shall be credited with Deferral Contributions, Company Restorative Contributions, and Company Discretionary Contributions, along with the earnings, gains and losses attributable to such amounts, based upon the Participant’s Investment Elections, and shall be debited by the amount of all distributions.  Each Participant’s Account shall be maintained until the vested value thereof has been distributed to or on behalf of such Participant or his Beneficiary.  Deferral Contributions that were earned or vested as of the Effective Date (along with all earnings, gains and losses attributable thereto) under the Predecessor Plan and transferred to the Plan shall be evidenced and posted under a Participant’s Account.  Employer matching contributions that were earned or vested as of the Effective Date (along with all earnings, gains and losses attributable thereto) under the Predecessor Plan and transferred to the Plan shall be evidenced and posted under a Participant’s Company Restorative Contribution Account or Company Discretionary Contributions Account, as applicable.

(b)           Nature of Contributions and Accounts.  The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries.  No monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Participating Companies (except as may be provided under Section 7.2).  Amounts credited with respect to Participants paid in currencies other than U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the crediting date.

(c)           Several Liabilities.  Each Participating Company shall be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of all undistributed Deferral Contributions withheld from Participants’ Compensation paid or payable by each such Participating Company, Company Restorative Contributions and Company Discretionary Contributions made on behalf of the Participants employed by the Participating Company, and all investment earnings, gains and losses attributable to such amounts.  The Committee shall allocate the total liability to pay benefits under the Plan among the Participating Companies in accordance with the immediately preceding sentence, and the Committee’s determination shall be final and binding.

(d)           General Creditors.  Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company.  A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of such Participating Company.

3.2          Deferrals of Base Salary.  Each Participant who is eligible to participate in the Plan as of the first day of a Plan Year, and each Participant who becomes eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1(b), may elect to have Deferral Contributions of his Base Salary made on his behalf for such Plan Year (or portion thereof) by completing and delivering to the Committee a Deferral Election setting forth the terms of his election.  Subject to the terms and conditions set forth in Section 3.4, a Deferral Election shall provide for the reduction of a Participant’s Base Salary payable in certain regular paychecks paid during the Plan Year for which the Deferral Election is in effect.  A Participant may elect to defer up to a maximum of 100% of his Base Salary for the pay period (less any required tax or other withholdings).  The Committee, in its sole discretion, may change the maximum percentage set forth in this Section 3.2 from time to time prior to the beginning of any Plan Year.

3.3          Deferrals of Bonus.  Each Participant who is eligible to participate in the Plan as of the first day of a Plan Year, and each Participant who becomes eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1(b), may elect to have a Deferral Contribution from his Bonus made on his behalf for such Plan Year (or portion thereof) by completing and delivering to the Committee a Deferral Election setting forth the terms of his election.  Subject to the terms and conditions set forth in Section 3.4, a Deferral Election shall provide for the reduction of a Participant’s Bonus attributable to the Plan Year for which the Deferral Election is in effect.  A Participant may elect to defer up to a maximum of 100% of his Bonus (less any required tax or other withholdings).  The Committee, in its sole discretion, may change from time to time the maximum percentage set forth in this Section 3.3 from time to time prior to any Plan Year.

3.4          Procedure for Elections.  Subject to any modifications, additions, or exceptions that the Committee, in its sole discretion, deems necessary, appropriate, or helpful, the following terms shall apply to such elections:

(a)           Timing of Election.  To be effective, a Participant’s Deferral Election must be made within the time period prescribed by the Committee (the “Election Period”).  The Election Period shall end, and the Participant’s Deferral Election shall be irrevocable, on or, if designated by the Committee, a date before, the last day of the Plan Year immediately preceding the Plan Year for which Deferral Contributions will be made; except that, with respect to those employees who first become eligible to participate in the Plan (including any similar plan aggregated with the Plan under Section 409A) for a portion of a Plan Year pursuant to Section 2.1(b) with respect to Deferral Contributions, such Election Period shall begin on the date such individual’s participation becomes effective and extend for 30 days thereafter.  If a Participant fails to submit a Deferral Election in a timely manner, he shall be deemed to have elected not to participate in the Plan for that Plan Year with respect to his deferred Compensation.

(b)           Term.  Each Participant’s Deferral Election shall become effective (i) on the first day of the Plan Year next following the date on which the Participant makes the Deferral Election or (ii) with respect to those employees who become eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1(b), as soon as practicable after receipt by the Committee of his Deferral Election.  Each Participant’s Deferral Election shall remain in effect for Base Salary and/or Bonus earned during the Plan Year or the portion of the

Plan Year for which it applies.  If a Participant is transferred from the employment of one Participating Company to the employment of another Participating Company, his Deferral Election with the first Participating Company will remain in effect and will apply to his Base Salary and/or Bonus from the second Participating Company as if he had made his Deferral Election while employed by his new employer for the duration of the applicable Plan Year.

(c)           Revocation.  A Participant may not change or revoke his Deferral Election, once it becomes irrevocable as provided in Section 3.4(a).  Notwithstanding the foregoing, any Participant who receives a distribution from the Plan on account of an Unforeseeable Emergency as provided for under Section 5.6 or receives a distribution from the Savings Plan (or another 401(k) plan maintained by an Affiliate under Section 1.2(i)) on account of hardship shall have his Deferral Election revoked as of the date such distribution is made.  A Participant whose Deferral Election has been revoked may enter into a new Deferral Election with respect to his Base Salary and/or Bonus for any subsequent Plan Year by making such Deferral Election on or before the last day of the Plan Year immediately preceding the Plan Year for which he desires to participate and in which the Base Salary and/or Bonus to be deferred is to be paid, provided he is otherwise eligible to make Deferral Contributions for such Plan Year and further provided that such a subsequent election by a Participant who receives a hardship distribution from the Savings Plan (or another 401(k) plan maintained by an Affiliate under Section 1.2(i)) shall not be effective earlier than six months after the date of the hardship distribution.

(d)           Crediting of Deferral Contributions.  For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant’s Deferral Contributions to his Account as of the Valuation Date which coincides with or immediately follows the date on which such amount would have been paid to him but for his Deferral Election, or as soon as administratively practicable thereafter.

3.5          Company Restorative Contributions.  For each Plan Year, the Participating Company shall credit to a Participant’s Company Restorative Contribution Account an amount, if any, equal to (i) the total of the Participant’s Deferral Contributions and Elective Deferrals (excluding any “catch-up” contributions made by the Participant to the Savings Plan) for such Plan Year, multiplied by (ii) the employer matching contribution formula under the Savings Plan for such Plan Year, with such resulting amount reduced by (iii) the employer matching contributions made to the Participant’s account under the Savings Plan for such Plan Year (excluding employer matching contributions made on any “catch-up” contributions to the Participant’s account under the Savings Plan); provided, however, that such Participant is an employee of a Participating Company or an Affiliate (x) as of the last day of such Plan Year and (y) as of the date the contribution is credited for such Plan Year.   The Company Restorative Contribution will be credited to the Participant’s Company Restorative Contribution Account as soon as practicable after the close of the Plan Year to which the Company Restorative Contribution relates.

3.6          Company Discretionary Contributions.  The Company may credit a Participant’s Discretionary Contribution Account at any time with an amount determined by a Participating Company and subject to such vesting restrictions as the Committee, in its sole discretion, shall determine.

3.7          Debiting of Distributions.  As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.8          Crediting of Earnings, Gains, and Losses.  The Recordkeeper shall credit each Participant’s Account with earnings, gains, and/or losses based upon Investment Elections made by the Participant in accordance with Article IV and any investment procedures adopted by the Committee.

3.9          Value of Account.  The value of a Participant’s Account as of any date shall be equal to the aggregate value of all contributions and all investment earnings, gains and losses deemed credited to his Account as of the Valuation Date coinciding with or immediately preceding such date, less any amounts distributed (or forfeited) since the preceding Valuation Date, determined in accordance with this Article III.

3.10        Notice to Participants of Account Balances.  At least once each Plan Year, the Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.11        Good Faith Valuation Binding.  In determining the value of the Accounts, the Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.

ARTICLE IV

INVESTMENT FUNDS

4.1          Selection by Committee.  From time to time, the Committee shall select two or more Investment Funds for purposes of determining the rate of return on amounts in the Participants’ Accounts deemed invested in accordance with the terms of the Plan.  Unless the Committee determines otherwise, the Investment Funds available under the Plan shall generally be selected from the investment options available under the Savings Plan, except that such Investment Funds shall not include a Parent or predecessor stock Investment Fund and no portion of a Participant’s Account shall be deemed invested in Parent or predecessor stock.  The Committee, in its sole discretion, may change, add, or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate (and without notice).

4.2          Participant Direction of Deemed Investments.  Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the applicable Investment Funds.  Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:

(a)           Nature of Participant Direction.  The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media.  The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.

(b)           Investment of Contributions.  Each Participant may make an Investment Election prescribing the percentage of his existing Account and the future contributions thereto that will be deemed invested in each Investment Fund.  An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date.  A Participant may make subsequent Investment Elections as of any Valuation Date, and each such election shall apply to the Participant’s existing Account and all future contributions credited to the Participant’s Account after the Committee has a reasonable opportunity to process the election pursuant to such procedures as the Committee may determine from time to time.  Subject to the provisions of Section 4.1, an Investment Election made pursuant to this subsection shall remain effective until changed by the Participant.  If a Participant fails to make an Investment Election (or fails to make a valid or complete Investment Election), then the amounts contributed to the Participant’s Account will be deemed invested in the default Investment Fund(s).

(c)           Committee’s Administrative Discretion.  The Committee shall have complete discretion to adopt and revise procedures to be followed in making Investment Elections.  Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the contribution types to which such elections apply, the deadline for making elections and the effective date of such elections.  Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this Section 4.2 shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V

VESTING AND DISTRIBUTION OF ACCOUNT BALANCES

5.1          Vesting.  A Participant shall at all times be fully vested in his Deferral Contributions, and the earnings, gains, and losses attributable thereto credited to his Account with respect to such deferrals.  A Participant shall vest at the same time and in the same amount in his Company Restorative Contributions (including such contributions transferred from the Predecessor Plan) as prescribed by the vesting schedule in the Savings Plan for employer matching contributions to such plan.  A Participant shall vest at such times and in such amounts in his Company Discretionary Contributions (including such contributions transferred from the Predecessor Plan) as determined by the Committee.

5.2          Election of Time and Form of Distributions.

(a)           Distribution Elections.  At the time a Participant elects to defer his Compensation for a Plan Year, and in accordance with procedures established by the Committee, the Participant shall make the following distribution elections:

(i)            Separation from Service or Disability.  The Participant may timely elect to receive the benefits attributable to his Deferral Contributions and his vested Company Restorative Contributions, if any, for such Plan Year (including the earnings, gains and losses attributable thereto) in the form of either a lump-sum payment or Installment Payments, as described in Section 5.3, in the event of his Separation from Service or, if applicable, Disability.  Such election shall remain in effect unless and until a subsequent election is made in accordance with Section 5.5.

(ii)           In-Service Distribution.  The Participant may timely elect to receive the benefits attributable to his Deferral Contributions and vested Company Restorative Contributions, if any, for such Plan Year (including the earnings, gains and losses attributable thereto) in the form of either a lump-sum payment or Installment Payments, as described in Section 5.3, paid or commencing (as applicable) in the calendar year specified by the Participant while such Participant is employed by a Participating Company.  The foregoing notwithstanding, in the event a Participant’s Separation from Service or Disability occurs prior to such in-service payment date or the commencement of such in-service payments, his benefits shall be distributed as provided in Section 5.2(a)(i) or, if applicable, Section 5.2(b).  Such election shall remain in effect unless and until a subsequent election is made in accordance with Section 5.5.

(b)           Failure to Elect Form of Distribution.  If a Participant fails to make an election as to the form of distribution of his Deferral Contributions and his vested Company Restorative Contributions, if any, for a particular Plan Year as provided in Section 5.2(a), the benefits attributable to such contributions (including the earnings, gains and losses attributable thereto), shall be distributed in the form of a lump-sum payment (i) as soon as administratively practicable, but in no event later than 90 days following, the date of the Participant’s Separation from Service or (ii) if earlier, upon his Disability.

5.3          Time of Distribution Upon Distribution Events.

(a)           Pursuant to Section 5.2, a Participant may elect to have his benefit attributable to his Deferred Contributions and vested Company Restorative Contributions for each Plan Year paid as follows:

(i)            Lump-Sum Payment.  The Participant may elect to receive a lump-sum payment equal to his Account balance that is attributable to his vested contributions for the Plan Year to which such election applies.  Any such lump-sum payment shall be paid on the earlier of:

(A)                               the date of the Participant’s Separation from Service or, if earlier, Disability, pursuant to Section 5.2(a)(i); or

(B)                               January 1 of the calendar year elected by the Participant pursuant to Section 5.2(a)(ii).

(ii)           Installment Payments.  The Participant may elect to receive annual Installment Payments over a period of two to 10 years with respect to his Account balance that is attributable to his vested contributions for the Plan Year to which such election applies.  Amounts remaining unpaid shall be subject to adjustment for costs and deemed investment performance pursuant to Article III of the Plan.  Annual Installment Payments shall commence on the earlier of:

(A)                               January 1 of the calendar year immediately following the calendar year in which date of the Participant’s Separation from Service or if earlier, Disability occurs, pursuant to Section 5.2(a)(i); or

(B)                               January 1 of the calendar year elected by the Participant pursuant to Section 5.2(a)(ii) (but not prior to the end of the Participation Year in which the attributable Compensation was deferred).

(b)           Delay of Distribution to Specified Employees.  Notwithstanding any Plan provision to the contrary, in the case of a Participant who has been identified by the Committee, in its sole discretion, as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) as of the date of his Separation from Service, a distribution payable under the Plan by reason of the Participant’s Separation from Service (other than by reason of death) that would be paid during the six-month period commencing after such Participant’s date of Separation from Service shall be delayed until the date that is the earlier of (i) the date six months and one day after the date the Participant has incurred a Separation from Service or (ii) the date of the Participant’s death.

(c)           Delay of Payments Subject to Code Section 162(m).  A payment may be delayed to the extent that the Company reasonably anticipates that, if the payment were made as scheduled, the Company’s deduction would not be permitted under Code section 162(m), provided that the payment is made during the Participant’s first taxable year in which the Company reasonably anticipates the deduction will not be barred by Code section 162(m).

(d)           Prior Elections.  A Participant’s benefit under the Plan attributable to his Predecessor Plan benefit transferred to the Plan shall be distributed in accordance with the time and form previously elected under the Predecessor Plan by the Participant for the applicable plan years.

(e)           Form of Distribution.  All lump-sum payments and all annual installment payments shall be made in cash.

5.4          Time and Form of Distribution of Company Discretionary Contributions.  As applicable, the provisions of this Article V shall apply with respect to a Participant’s Company Discretionary Contributions, unless the Committee provides otherwise in the agreement or other document providing for such contribution.

5.5          Subsequent Election as to Time and Form of Distribution.  A Participant may revise his election for his benefit for any Plan Year (or make an initial election) after the December 31st of the Plan Year immediately preceding such Plan Year (a “Subsequent Election”), in the form and manner prescribed by the Committee, as to the timing and/or form (from among the distribution options in Section 5.3).  A Subsequent Election shall not be valid or effective unless (i) it is made no later than 12 months prior to the date upon which his benefit for such Plan Year would have been paid had no Subsequent Election been made, (ii) other than with respect to the payment of the benefit on account of death or Unforeseeable Emergency under Section 5.6, the distribution of the benefit is deferred no less than five years after the date the deferred amount would have been paid had no Subsequent Election been made, and (iii) otherwise satisfies the requirements of Treasury regulation § 1.409A-2(b)(2) (or any successor regulations or guidance thereto).  A Subsequent Election under this Section shall take effect only after the election has been in effect for 12 months.

5.6          Distributions on Account of Unforeseeable Emergency.  If a Participant has suffered an Unforeseeable Emergency, as determined by the Committee in its sole discretion, the Committee shall cause the Participating Company to pay an in-service distribution to such Participant.  Such distribution shall be paid in a single-sum payment, as soon as administratively practicable after the Participant requests the distribution and the Committee determines that the Participant has incurred an Unforeseeable Emergency, and shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Unforeseeable Emergency, plus amounts necessary to pay income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan. In addition, the Participant’s Deferral Contributions shall cease for the remainder of the Plan Year.  The amount of such distribution shall reduce the Participant’s Account balance as provided in Section 3.7.

5.7          Beneficiary Designation and Death Benefits.  In the event of the death of any Participant, notwithstanding a Participant’s election under this Article V, all amounts in his Account shall be distributed in a cash lump-sum payment, as soon as administratively practicable, but in no event later than 90 days after his death, as follows:

(a)           General.  A Participant shall designate to the Committee, in the form and manner prescribed by the Committee, the Beneficiary or Beneficiaries to receive his Account balance following his death, and the Participant may at any time change or cancel any such designation by filing a request in the form and manner prescribed by the Committee.

(b)           No Designation.  In the event of the death of any Participant, the entire amount in the Account of such Participant shall be distributed to the Participant’s Beneficiary, or if there is no Beneficiary, payment will be made to the executor or legal representative of the Participant’s estate.  If the Beneficiary does not predecease the Participant, but dies prior to distribution of the Participant’s entire benefit, the remaining benefit will be paid to the executor or legal representative of the Beneficiary’s estate.

5.8          Taxes.  If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Account balance).  Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

5.9          Errors and Omissions in Accounts.  If an error or omission is discovered in the Account of a Participant or Beneficiary or in the amount of a Participant’s deferrals, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

5.10        Acceleration of Benefits.  Notwithstanding any other provision of this Plan to the contrary, in no event shall the Plan permit the acceleration of the time or schedule of any payment or distribution under the Plan, except that the Committee may accelerate a payment or distribution under the Plan as follows:

(i)            to fulfill a domestic relations order, as provided in Treasury regulation § 1.409A-3(j)(4)(ii) (or any successor regulations or guidance thereto);

(ii)           to comply with a certificate of divestiture, as provided in Treasury regulation § 1.409A-3(j)(4)(iii) (or any successor regulations or guidance thereto); or

(iii)          to pay employment taxes on such deferred compensation, as provided in Treasury regulation § 1.409A-3(j)(4)(vi) (or any successor regulations or guidance thereto).

ARTICLE VI

CLAIMS

6.1          Claims.

(a)           Rights.  If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including, but not limited to, claims for benefits, the Participant or Beneficiary shall submit the claim in accordance with the procedures set forth in this Section.

(b)           Procedure.  Claims for benefits under the Plan may be filed in writing with the Committee on a form or in such other written documents as the Committee may prescribe.  The Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the claim therefor is filed; provided, however, that if special circumstances require an extension of time for processing the claim, the Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 90-day period, and such extension shall not exceed one additional, consecutive 90-day period.  In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA pursuant to mandatory arbitration following an adverse determination on review.

(c)           Appeal.  Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his claim.  The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal.  The request for review, together with a written statement of the claimant’s position, must be filed with the Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (b) above.  The Committee’s decision shall be made within 60 days following the filing of the request for review and shall be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Committee shall furnish written notice of the extension to the claimant prior to the end of the initial 60-day period, and such extension shall not exceed one additional 60-day period.  If unfavorable, the notice of the decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision and state the claimant’s right to bring a civil action under ERISA pursuant to mandatory arbitration (as provided in Section 6.2).

(d)           Satisfaction of Claims.  Any payment to a Participant or Beneficiary, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and all Participating Companies, any of which may require such Participant or Beneficiary as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Committee or the Participating Companies.  If a receipt and release is required and the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution(s) may be delayed until the Committee receives or the Participating Companies receive a proper receipt and release.

(e)           Limitations.  Benefits under the Plan will be paid only if the Committee decides in its discretion that a Participant or Beneficiary is entitled to benefits.  Notwithstanding the foregoing or any provision of the Plan to the contrary, a Participant must exhaust all administrative remedies set forth in this Section 6.1 or otherwise established by the Committee before bringing any action at law or equity under Section 6.2.  Any action based on a denial of a claim under this Plan must be brought no later than the date which is six months after the date of the final denial of a claim under Section 6.1(c) hereof.  Any action not brought within such time shall be waived and forever barred.

6.2          Arbitration.  Subject to first exhausting all administrative remedies under Section 6.1 of the Plan, any dispute, controversy or claim arising out of or in connection with or relating to the denial of benefits under this Plan must be timely submitted to and settled by binding arbitration in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved).  Any dispute, controversy, or claim submitted for resolution shall be submitted to one neutral arbitrator agreed to by the parties, who shall have the authority to render a decision in terms of findings of fact and conclusions of law.  No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations.  Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Plan, to enforce an arbitration award, and to vacate an arbitration award.  However, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.  The parties agree that in any arbitration commenced pursuant to this Plan, the parties shall be entitled to such discovery (including depositions, requests for the production of documents, and interrogatories) as is allowed by the arbitrator after the arbitrator hears arguments for and against limits which shall be imposed on discovery by each party in arbitration.  The arbitrator shall have full power and authority to limit discovery.  In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Federal Rules of Civil Procedure.  Unless the parties agree otherwise, the parties, the arbitrator, and the American Arbitration Association shall treat the arbitration proceedings, any related discovery, and the decision of the arbitrator, as confidential, except in connection with judicial proceedings ancillary to the arbitration, such as a judicial challenge to, or enforcement of, an award, and unless otherwise required by law to protect a legal right of a party.  To the extent possible, any specific issues of confidentiality should be raised with and resolved by the neutral arbitrator.  The arbitrator shall, in his award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1          Source of Funds.  Except as provided in Section 7.2 (relating to the Trust if so established), each Participating Company shall provide the benefits described in the Plan from its general assets.  However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan.  If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company shall have the obligation, and the Participant or Beneficiary who is due such benefits shall look to such Participating Company to provide such benefits.  Notwithstanding the foregoing, the Company in its sole discretion shall have the authority to allocate the total liability to pay benefits under the Plan among the Participating Companies in such manner and amounts as it deems appropriate.

7.2          Trust.  In accordance with the Trust Agreement entered into between the Company and the Trustee, if so entered into, the following provisions shall apply:

(a)           Establishment.  To the extent determined by the Company, the Participating Companies shall transfer the funds necessary to provide benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement.  Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way otherwise subject to use by the Participating Company; provided, it is the intent of the Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Participating Companies.

(b)           Distributions.  Pursuant to the Trust Agreement, the Trustee shall make payments to Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company.  The Participating Company shall make provisions for the reporting and withholding of any federal, state, or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.

(c)           Status of the Trust.  No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor.  Accordingly, a Participating Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

ARTICLE VIII

ADMINISTRATIVE COMMITTEE

8.1                               Action.  The Committee shall be organized and shall take action in a manner provided under the Committee’s By-Laws or such other rules as may from time to time be adopted by or for the Committee.

8.2                               Rights and Duties.  The Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:

(a)                                 To construe, interpret and administer the Plan;

(b)                                 To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c)                                  To compute and certify to each Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d)                                 To authorize all disbursements by each Participating Company pursuant to the Plan;

(e)                                  To maintain all the necessary records of the administration of the Plan;

(f)                                   To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g)                                  To have all powers elsewhere conferred upon it;

(h)                                 To appoint a Trustee hereunder;

(i)                                     To delegate to the Company’s Benefit Committee or other committee, individuals, or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(j)                                    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all Participants, Beneficiaries and other parties.

8.3                               Compensation, Indemnity, and Liability.  The Committee and its members shall serve as such without bond and without compensation for services hereunder.  All expenses of the Committee shall be paid by the Participating Companies.  No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his own part, excepting his own willful misconduct.  Without limiting the generality of the foregoing, any such decision or action taken by the Committee in reliance upon any information supplied to it by an officer of the Company, the Company’s legal counsel, or the Company’s independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.  The Participating Companies shall indemnify and hold harmless the Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

8.4                               Designation of Participating Companies.  The Committee may designate any Affiliate as a Participating Company by written instrument delivered to the Company, the Trustee (if any), and the designated Affiliate, with such Participating Companies set forth on Appendix A of the Plan.  Such written instrument shall specify the effective date of such designated participation and shall become, as to such designated Affiliate and its employees, a part of the Plan.  Each designated Affiliate shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto with respect to its Eligible Employees and Participants upon its submission of information to the Committee required by the terms of or with respect to the Plan or upon making a contribution pursuant to the terms of the Plan.  Each designated Affiliate shall authorize and designate the Company as its agent to act for it in all transactions affecting the administration of the Plan and shall authorize and designate the Committee to act for such Affiliate and its Eligible Employees and Participants in the same manner in which the Committee may act for the Company and its Eligible Employees and Participants hereunder.  The Committee may revoke the designation of any Affiliate as a Participating Company by written instrument delivered to the Company, the Trustee (if any), and the designated Affiliate (and Appendix A shall be amended to reflect the same), with such revocation effective as provided in such written instrument (and consistent with Section 409A).  On and after the effective date of such revocation, the Affiliate’s employees shall no longer be Eligible Employees and thus not be permitted to be active Participants under the Plan.  Unless the Committee expressly provides otherwise, if a Participant Company ceases to be an Affiliate, such Affiliate shall automatically cease to be a Participating Company without any action required by the Committee.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1                               Amendments.  The Committee shall have the right to amend the Plan in whole or in part at any time.  Any amendment shall be in writing and executed by a duly authorized officer of the Company or member of the Committee.  An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions; provided, however, that no such action may reduce the amount already credited to a Participant’s or Beneficiary’s Account without the affected Participant’s or Beneficiary’s written consent.

9.2                               Termination of the Plan.  The Company reserves the right to discontinue and terminate the Plan at any time and for any reason.  Any action to terminate the Plan shall be taken by the Committee in the form of a written Plan amendment executed by a duly authorized officer of the Company or member of the Committee.  In the event of a termination of the Plan, unpaid benefits shall continue to be an obligation of the Company and, unless otherwise expressly provided by resolution of the Committee, shall be paid as scheduled and in all events in a manner consistent with the requirements of Section 409A.  If and to the extent permitted by Section 409A the Plan is terminated and the Committee expressly provides for each Participant’s Account to be distributed in connection with such termination in accordance with Section 409A, such amounts shall be distributed in a single lump sum.  The amount of any such distribution shall be determined as of the Valuation Date immediately preceding the date any such termination distribution is to be processed.  Termination of the Plan shall be binding on all Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1                        Taxation.  It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Participating Companies or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Companies, or the Trust, as the case may be, to such Participants or Beneficiaries.  When benefits are paid hereunder, it is the intention of the Company that they shall be deductible by the Participating Companies under Code section 162.  The provisions of the Plan shall be construed and the Plan shall be operated in a manner consistent with the requirements of Section 409A.  Specifically, no provision of the Plan that would provide for a distribution that is subject to the additional tax under Section 409A shall be permitted; any provision of the Plan which would result in a failure to meet the requirements of Section 409A shall be deemed null and void; and, to the extent any provision of this Plan or any omission from the Plan otherwise would cause amounts to be includable in income under Section 409A, the Plan shall be deemed amended to the extent necessary to comply with the requirements of Section 409A.

10.2                        No Employment Contract.  Nothing herein contained is intended to be, nor shall be construed as constituting, a contract or other arrangement between the Company or any Participating Company and any Participant to the effect that the Participant will be employed by a Participating Company for any specific period of time.

10.3                        Headings.  The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof.  Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

10.4                        Gender and Number.  Use of any gender in the Plan will be deemed to include both genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.5                        Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Participating Companies to expressly assume the obligations hereunder in the same manner and to the same extent that the Company and the Participating Companies would be required to perform if no such succession had taken place.

10.6                        Assignment of Benefits.  The right of a Participant or Beneficiary to receive payments under the Plan shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.

10.7                        Entire Plan.  This Plan supersedes all prior agreements, understandings and arrangements, oral or written, if any, with respect to the subject matter hereof.

10.8                        Legally Incompetent.  The Committee, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or the Participating Companies for the amount of such payment to the person on whose account such payment is made.

10.9                        Notice.  Any notice or filing required or permitted to be given to the Committee or the Company under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the principal office of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified mail, as of the date shown on the postmark on the receipt for registration or certification.

10.10                 Governing Law.  The Plan shall be construed, administered, and governed in all respects in accordance with ERISA and other applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas.  If any provisions of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer in a number of copies, all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 2nd day of November, 2015, effective as of the Effective Date.

EXTERRAN ENERGY SOLUTIONS, L.P.

By:	/s/ Christine M. Michel
Name:	Christine M. Michel
Title:	Senior Vice President, Human Resources and Communications

EXTERRAN CORPORATION DEFERRED COMPENSATION PLAN

APPENDIX A

The Plan’s Participating Companies as of the Effective Date are as follows:

(1)                                 Exterran Corporation, and

(2)                                 Exterran Energy Solutions, L.P.

A-1